Exhibit 5.1

J. Patrick Loofbourrow

(858) 550-6089

loof@cooley.com

February 27, 2009

Genoptix, Inc.

1811 Aston Avenue

Carlsbad, CA 92008

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Genoptix, Inc., a Delaware corporation (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 713,543 shares of the Company’s Common Stock, $0.001 par value (the “Shares”), including (i) 500,470 shares (the “EIP Shares”) reserved for issuance pursuant to the Company’s 2007 Equity Incentive Plan (the “EIP”), (ii) 166,823 shares (the “ESPP Shares”) reserved for issuance pursuant to the Company’s 2007 Employee Stock Purchase Plan (the “ESPP”) and (iii) 46,250 shares (the “NEDSOP Shares”) reserved for issuance pursuant to the Company’s 2007 Non-Employee Directors’ Stock Option Plan (the “NEDSOP”, and collectively with the EIP and the ESPP, the “Plans”).

In connection with this opinion, we have examined the Registration Statement and related prospectuses, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and the Plans, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the 2007 EIP Shares, when sold and issued in accordance with the 2007 EIP and options, as applicable, (ii) the ESPP Shares, when sold and issued in accordance with the ESPP, and (iii) the NEDSOP Shares, when sold and issued in accordance with the NEDSOP and options, as applicable, and in each case when sold and issued in accordance with the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley Godward Kronish LLP

By:	/s/ J. Patrick Loofbourrow
J. Patrick Loofbourrow, Esq.

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM